EXHIBIT 99.1

XOMA Announces $12.0 Million Financing

BERKELEY, Calif., June 5, 2009  -- XOMA Ltd. (Nasdaq: XOMA), a leader in the discovery and development of antibody therapeutics, today announced that it has entered into a definitive agreement with certain institutional investors to sell 10,434,782 units, with each unit consisting of one of the Company’s common shares and a warrant to purchase 0.50 of a common share, for gross proceeds of approximately $12.0 million, before deducting placement agent fees and estimated offering expenses, in a "registered direct" offering.  The investor has agreed to purchase the units at a purchase price of $1.15 per unit. The warrants, which represent the right to acquire an aggregate of up to 5,217,391 common shares, will be exercisable at any time on or after December 11, 2009 and prior to the 5-year, 6-month anniversary of the closing of the transaction at an exercise price of $1.30 per share, which was 110% of the closing price of the Company’s common shares on the Nasdaq Global Market on June 4, 2009.  Canaccord Adams Inc. and Wedbush PacGrow Life Sciences acted as placement agents for the offering.

The transaction is expected to close on or about June 10, 2009, subject to satisfaction of customary closing conditions.  The Company intends to use the net proceeds of this offering to continue development of its XOMA 052 product candidate and for other working capital and general corporate purposes.

The securities described above are being offered by XOMA Ltd. pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  The securities may be offered only by means of a prospectus.  Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov or from Canaccord Adams at 99 High Street, Boston, MA 02110.

About XOMA

XOMA discovers, develops and manufactures therapeutic antibody and other agents designed to treat inflammatory, autoimmune, infectious and oncological diseases. The Company's proprietary product pipeline includes XOMA 052, an anti-IL-1 beta antibody, and XOMA 3AB, a biodefense anti-botulism antibody candidate.
Certain statements contained herein relating to the anticipated closing of the offering or product development, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These risks, including those related to whether the offering will close when anticipated or at all, the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); uncertainties regarding the status of biotechnology patents; uncertainties as to the cost of protecting intellectual property; changes in the status of the existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; market demand for products; scale up and marketing capabilities; competition; international operations; share price volatility; XOMA's financing needs and opportunities; and risks associated with XOMA's status as a Bermuda company, are described in more detail in XOMA's most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in considering XOMA's prospects.

The XOMA Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5960

Company Contact:
Carol DeGuzman
XOMA
510-204-7270
deguzman@xoma.com